Exhibit 23

                         Consents of Experts and Counsel


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                                                                    EXHIBIT 23.1



                        Independent Accountants' Consent



The Board of Directors
WesterFed Financial Corporation:

We consent to incorporation by reference in the registration statement (No. 33-85350) on Form S-8 of WesterFed Financial Corporation of our report dated July 23, 1999, relating to the consolidated balance sheets of WesterFed Financial Corporation and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of WesterFed Financial Corporation.


                                                  KPMG LLP


Billings, Montana
September 24, 1999